EXHIBIT 99.1

For Immediate Release:

Steinway Appoints Donna Lucente VP — Controller, Principal Accounting Officer

WALTHAM, MA — February 5, 2013 — Steinway Musical Instruments, Inc. (NYSE: LVB) announced today the promotion of Donna M. Lucente to Vice President — Controller, the Company’s principal accounting officer. In this role, Ms. Lucente is primarily responsible for the Company’s compliance with U.S. GAAP, the Sarbanes-Oxley Act and all financial statements filed with the Securities and Exchange Commission. The appointment was effective February 1, 2013.

Ms. Lucente has served as Corporate Controller since she joined Steinway in 2001. Prior to that, she spent five years in public accounting with Deloitte & Touche. From 1992 to 1997, Ms. Lucente was employed by the Massachusetts Office of the State Auditor where she gained experience across a wide range of businesses. She holds a B.S. in accounting from Bentley University.

Commenting on the appointment, CFO Dennis Hanson said, “Since joining Steinway twelve years ago, Donna has consistently demonstrated an exceptional command of all technical aspects of GAAP. In addition, she has been invaluable in assisting the Company to navigate its way through the increasingly complex financial regulations that public companies face today. Donna has the skillset we need to continue to build world-class accounting functions throughout our global organization.”

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is a global leader in the design, manufacture, marketing and distribution of high quality musical instruments. These products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos. Through its online music retailer, ArkivMusic, the Company also produces and distributes classical music recordings. For more information about Steinway Musical Instruments, Inc. please visit the Company’s website at www.steinwaymusical.com.

Contact:	Julie A. Theriault
Telephone:	781-894-9770
Email:	ir@steinwaymusical.com